AMENDMENT TO CASH MANAGEMENT AND RELATED SERVICES AGREEMENT


                  THIS AMENDMENT TO THE CASH MANAGEMENT AND RELATED SERVICES AGREEMENT is made as of July 20, 2006, by and between INSTITUTIONAL DAILY INCOME FUND, a Massachusetts business trust (the "Fund"), and THE BANK OF NEW YORK, shall be as follows:

                              W I T N E S S E T H:

                  WHEREAS, the Fund and The Bank of New York are parties to a Cash Management and Related Services Agreement dated as of April 26, 2001 (the "Cash Management Agreement"), pursuant to which The Bank of New York serves as the cash manager for the Fund's portfolio; and

                  WHEREAS, the Fund and The Bank of New York desires to amend the Cash Management Agreement to render services to the U.S. Government Portfolio of the Fund; and

                  WHEREAS, the Cash Management Agreement, as expressly amended hereby, shall continue in full force and effect.

                  NOW, THEREFORE, the parties hereby amend Exhibit A of the Cash Management Agreement to read in its entirety as follows:

                                    EXHIBIT A

                             FUND                                    TAX ID        SIC(1)             ADDRESS
California Daily Tax Free Income Fund, Inc.                     13-3378458         MD

Connecticut Daily Tax Free Income Fund, Inc.                    13-3260093         MD

Delafield Fund, Inc.                                            13-3740311         MD

Florida Municipal Income Fund, Inc.                             13-3782972         MA BT(2)

Institutional Daily Income Fund
     U.S. Treasury Portfolio
     Money Market Portfolio
     Municipal Portfolio
     U.S. Government Portfolio

New Jersey Daily Municipal Income Fund, Inc.                    13-6957900         MD

New York Daily Tax Free Income Fund, Inc.                       13-3211746         MD

Pax World Money Market Fund, Inc.                               13-3991781         MD

Tax Exempt Proceeds Fund, Inc.                                  13-3502852         MD

OFFSHORE FUNDS:

Daily Dollar International, Ltd.                                N/A                BVI Corp.

U.S. Dollar Floating Rate Fund, Ltd.                            N/A                BVI Corp.

Daily Dollar International II, Ltd.                             N/A                Cayman Islands
                                                                                   Exempted
                                                                                   Company

------------------
1      SIC: State of Incorporation
(2)    MA BT: Massachusetts Business Trust


                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO CASH MANAGEMENT AND RELATED SERVICES AGREEMENT as of the day and year first above written.



                                                 INSTITUTIONAL DAILY INCOME FUND



                                               By:/s/Rosanne Holtzer
                                                Name:Rosanne Holtzer
                                               Title:Secretary



                                             THE BANK OF NEW YORK


                                               By:/s/Richard De Sanctis
                                                Name:Richard De Sanctis
                                               Title:Executive Vice President
                                                     and Chief Compliance
                                                     Officer